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                                                                    EXHIBIT 99.1

For Further Information:

THE SANDS REGENT                          COFFIN COMMUNICATIONS GROUP
345 North Arlington Avenue                15300 Ventura Boulevard, Suite 303
Reno, NV  89501                           Sherman Oaks, CA  91403
(775) 348-2210                            (818) 789-0100
(775) 348-6241 Fax                        (818) 789-1152 Fax
Contact:  David Wood, CFO                 Contact: Sean Collins, Partner
                                                        William Coffin, CEO

FOR IMMEDIATE RELEASE:

                    THE SANDS REGENT ANNOUNCES ACQUISITION OF
             GOLD RANCH CASINO AND RV RESORT AND FAVORABLE FINANCING

RENO, NEVADA - JUNE 4, 2002 - The Sands Regent (NASDAQ: SNDS) today announced the acquisition of Gold Ranch Casino and RV Resort and new financing for both Gold Ranch and the Sands Regency Casino Hotel.

As of midnight, June 1, 2002, the Company has taken over the ownership and operations of Gold Ranch Casino and RV Resort in Verdi, Nevada, 12 miles west of Reno.

In connection with this acquisition, new financing has been obtained through the Reno Corporate Lending Division of Nevada State Bank in a $17 million revolving loan with a ten-year term. The proceeds from this loan were utilized to pay off approximately $10 million of existing long-term debt of the Sands Regency Casino and Hotel. The remaining $7 million was utilized for the acquisition of Gold Ranch Casino and RV Resort and working capital needs. The fixed interest rate, in the first five years, of approximately 7.2% is a significant improvement over the 10.75% interest rate previously paid on the $10 million of long-term debt paid off.

Ferenc B. Szony, President and Chief Executive Officer of The Sands Regent, commented, "We are pleased with the addition of Gold Ranch Casino and RV Resort to our Company. Gold Ranch is the first casino you see when driving into northern Nevada on Interstate 80 from California and, when leaving Nevada, the last casino before the California State line. It is a draw with both its inexpensive ARCO gasoline station and its high-volume California lottery outlet."

Mr. Szony noted, "Our marketing and sales team has already developed and is implementing marketing and advertising strategies for Gold Ranch. We believe these efforts, including cross-marketing with the Sands Regency Casino and Hotel, will result in an increase in market share for both properties."

Mr. Szony stated further, "We are also very pleased with our new financing, which will benefit our Company because of its ten-year term and lower interest rate. We look forward to a long and fruitful relationship with Nevada State Bank."

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and, now, Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines.



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June 4, 2002   THE SANDS REGENT ANNOUNCES ACQUISITION OF GOLD RANCH CASINO
               AND RV RESORT AND FAVORABLE FINANCING                      Page 2


In addition to complete amenities and on-site brand-name restaurants, the Company's property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 300 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

Statements contained in this release which are not historical facts, are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company's possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent's periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

CONTACT:

DAVID R. WOOD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER THE SANDS REGENT
(775) 348-2210

OR

SEAN COLLINS, PARTNER
COFFIN COMMUNICATIONS GROUP
(818) 789-0100